Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal Fourth Quarter & Full Year 2015

Annual Revenue Increased 13.3% to $446.5 Million

Annual Adjusted OIBDA Increased 15.4% to $229.9 Million

Announces Quarterly Cash Dividend of $0.22 per Share

Provides 2016 Outlook

Centennial, CO – February 25, 2016 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 43.8% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theatre digital media network in North America, today announced consolidated results for the fiscal fourth quarter and fiscal year ended December 31, 2015.

Total revenue for the fourth quarter ended December 31, 2015 increased 10.8% to $136.4 million from $123.1 million for the comparable quarter last year. Adjusted OIBDA increased 3.7% to $75.2 million for the fourth quarter of 2015 from $72.5 million for the fourth quarter of 2014.  Net income for the fourth quarter of 2015 was $6.6 million, or income of $0.11 per diluted share compared to net income of $8.1 million, or income of $0.14 per diluted share for the fourth quarter of 2014.  As adjusted to exclude costs associated with the terminated merger with Screenvision, an income tax reserve and certain other non-recurring items set forth in the table at the end of this release, net income for the fourth quarters of 2015 and 2014 would have been $0.20 per diluted share and $0.19 per diluted share, respectively.

Total revenue for the year ended December 31, 2015 increased 13.3% to $446.5 million from $394.0 million for the comparable period last year.  Adjusted OIBDA increased 15.4% to $229.9 million from $199.3 million for the full year of 2014.  Net income for the fiscal year of 2015 was $15.4 million, or income of $0.26 per diluted share compared to net income of $13.4 million, or income of $0.23 per diluted share for 2014.  As adjusted to exclude costs associated with the terminated merger with Screenvision, an income tax reserve and certain other non-recurring items set forth in the table at the end of this release, net income for the full year of 2015 would have increased 42% to $0.51 per diluted share from $0.36 per diluted share for the full year of 2014.  Adjusted OIBDA and adjusted earnings per share are non-GAAP measures.  See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.

The Company announced today that its Board of Directors has authorized the Company’s regular quarterly cash dividend of $0.22 per share of common stock.  The dividend will be paid on March 24, 2016 to stockholders of record on March 10, 2016. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors consistent with the Company’s intention to distribute over time a substantial portion of its free cash flow in the form of dividends to its stockholders.  The declaration, payment, timing and amount of any future dividends payable will be at the sole discretion of the Board of Directors who will take into account general economic and advertising market business conditions, the Company’s financial condition, available cash, current and anticipated cash needs, and any other factors that the Board of Directors considers relevant.

Commenting on the Company’s 2015 operating results, Andy England, NCM’s CEO said, “2015 was a very strong year for National CineMedia with record revenue and Adjusted OIBDA derived from advertising. These results reflect higher national and local advertising revenue, as well as higher utilization and pricing compared to 2014.  Our medium was embraced across the advertising community as a result of high Millennial movie theater attendance and increased fragmentation across the media landscape.”

Mr. England continued, “We enter 2016 with a strong platform and an enviably stable position in the fast changing premium video advertising segment.  We continue to strengthen the core of our business by upgrading our targeting and data analytics tools, while also building new digital marketing solutions to enable marketers to reach movie-goers before, during and after the movie.  With the support of our founding member circuits and network affiliates, as well as the attention of advertisers, we are confident that NCM is well positioned to continue creating value for our stockholders, employees and circuit partners.  It is a great time to be in the cinema advertising business and I look forward to working with the talented NCM team to build on our strengths, expand our theatre circuit and advertising client relationship base and capitalize on our strong position within the marketplace.”

Supplemental Information

Integration payments due from Cinemark and AMC associated with Rave Theatres for the quarter and year ended December 31, 2015 and January 1, 2015 were $0.9 million, $0.8 million, $2.7 million and $2.2 million respectively.  The integration payments were recorded as a reduction of an intangible asset.

2016 Outlook

For the first quarter of 2016, the Company expects total revenue to be down 2% to 8% and Adjusted OIBDA is expected to be down 13% to 28% from a record first quarter in 2015 that grew revenue and Adjusted OIBDA 10% and 23%, respectively versus the first quarter of 2014. The Company expects total revenue in the range of $71.0 million to $75.0 million during the first quarter of 2016, compared to total revenue for the first quarter of 2015 of $76.9 million and Adjusted OIBDA in the range of $20.0 million to $24.0 million during the first quarter of 2016 compared to Adjusted OIBDA for the first quarter of 2015 of $27.7 million.

For the full year 2016, the Company expects total revenue to be up 4% to 6% and Adjusted OIBDA to be up 4% to 8% from the full year 2015. The Company expects total revenue in the range of $463.0 million to $473.0 million for the full year 2016, compared to total revenue for the full year 2015 of $446.5 million and Adjusted OIBDA in the range of $238.0 million to $248.0 million for the full year 2016 compared to Adjusted OIBDA for the full year 2015 of $229.9 million.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties February 25, 2016  at 5:00 P.M. Eastern time.  The live call can be accessed by dialing 1-877-407-9039 or for international participants 1-201-689-8470. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, March 10, 2016, by dialing 1-877-870-5176 or for international participants 1-858-384-5517, and entering conference ID 13629909.

About National CineMedia, Inc.

National CineMedia (NCM) is America’s Movie Network. As the #1 weekend network in the U.S., NCM helps brands get in front of the movies that shape the national conversation. More than 700 million moviegoers annually attend theatres that are currently under contract to present NCM’s FirstLook pre-show in over 40 leading national and regional theatre circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (NYSE: RGC). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with approximately 20,300 screens in approximately 1,700 theaters in 187 Designated Market Areas® (49 of the top 50). NCM Digital goes beyond the big screen, extending in-theatre campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 43.8% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements providing guidance and projections for first quarter and full year 2016, the dividend policy, network expansion, competition in the broader advertising marketplace and improvements in our technology and analytic tools. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) level of theatre attendance; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) economic conditions, including the level of expenditures on cinema advertising; 5) our ability to renew or replace expiring advertising and content contracts; 6) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 7) fluctuations in operating costs; 8) changes in interest rates; and 9) changes in accounting principles.  In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future noncash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s

Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended January 1, 2015, for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.

Condensed Consolidated Statements of Income

Unaudited

($ in millions, except per share data)

	Quarter Ended		Year Ended
	December 31, 2015	January 1, 2015	December 31, 2015	January 1, 2015
REVENUE:
Advertising (including revenue from founding members of $7.0, $10.3, $30.2 and $38.7, respectively)	$136.4	$123.1	$446.5	$394.0
OPERATING EXPENSES:
Advertising operating costs	8.9	8.3	30.8	26.4
Network costs	4.8	4.9	17.8	18.3
Theatre access fees—founding members	18.5	18.3	72.5	70.6
Selling and marketing costs	22.4	13.8	72.3	57.6
Merger-related costs	—	3.8	34.3	7.5
Administrative and other costs	12.3	7.9	38.6	29.5
Depreciation and amortization	8.0	8.2	32.2	32.4
Total	74.9	65.2	298.5	242.3
OPERATING INCOME	61.5	57.9	148.0	151.7
NON-OPERATING EXPENSES:
Interest on borrowings	13.0	13.8	52.2	52.6
Interest income	(0.2)	(0.6)	(1.6)	(1.8)
Accretion of interest on the discounted payable to founding members under tax receivable agreement	3.5	3.8	14.1	14.6
Amortization of terminated derivatives	—	2.4	1.6	10.0
Other non-operating expense	—	(0.1)	0.2	0.8
Total	16.3	19.3	66.5	76.2
INCOME BEFORE INCOME TAXES	45.2	38.6	81.5	75.5
Income tax expense	11.5	5.7	17.8	9.9
CONSOLIDATED NET INCOME	33.7	32.9	63.7	65.6
Less: Net income attributable to noncontrolling interests	27.1	24.8	48.3	52.2
NET INCOME ATTRIBUTABLE TO NCM, INC.	$6.6	$8.1	$15.4	$13.4

NET INCOME PER NCM, INC. COMMON SHARE:
Basic	$0.11	$0.14	$0.26	$0.23
Diluted	$0.11	$0.14	$0.26	$0.23

NATIONAL CINEMEDIA, INC.

Selected Condensed Balance Sheet Data

Unaudited ($ in millions)

	As of
	December 31, 2015	January 1, 2015
Cash, cash equivalents and marketable securities	$85.4	$80.6
Receivables, net	148.9	116.5
Property and equipment, net	25.1	22.4
Total assets	1,084.3	991.4
Borrowings	936.0	892.0
Total equity/(deficit)	(171.7)	(208.7)
Total liabilities and equity	1,084.3	991.4

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter and Year Ended
	December 31, 2015	January 1, 2015
Total Screens (100% Digital) at Period End (1)(6)	20,361	20,109
Founding Member Screens at Period End (2)(6)	16,981	16,497
DCN (Digital Content Network) Screens at Period End (3)(6)	19,760	19,251

	Quarter Ended		Year Ended
(in millions)	December 31, 2015	January 1, 2015	December 31, 2015	January 1, 2015
Total Attendance for Period (4)(6)	177.4	182.8	694.7	688.2
Founding Member Attendance for Period (5)(6)	150.4	155.6	586.6	588.7
Capital Expenditures	$4.7	$1.8	$13.0	$8.8

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the total founding member screens.
(3)	Represents the total number of screens that are connected to the Digital Content Network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes screens and attendance associated with certain AMC Rave and Cinemark Rave theatres for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended		Year Ended
	December 31, 2015	January 1, 2015	December 31, 2015	January 1, 2015
Revenue breakout:
National advertising revenue	$89.6	$84.8	$309.5	$258.8
Local and regional advertising revenue	39.8	28.1	107.0	96.8
Total advertising revenue (excluding beverage)	$129.4	$112.9	$416.5	$355.6

Total revenue	$136.4	$123.1	$446.5	$394.0

Per attendee data:
National advertising revenue per attendee	$0.505	$0.464	$0.446	$0.376
Local and regional advertising revenue per attendee	$0.224	$0.154	$0.154	$0.141
Total advertising revenue (excluding beverage) per attendee	$0.729	$0.618	$0.600	$0.517
Total advertising revenue per attendee	$0.769	$0.673	$0.643	$0.573
Total attendance (1)	177.4	182.8	694.7	688.2

Other operating data:
Operating income	$61.5	$57.9	$148.0	$151.7
OIBDA (2)	$69.5	$66.1	$180.2	$184.1
Adjusted OIBDA (2)	$75.2	$72.5	$229.9	$199.3
Adjusted OIBDA margin (2)	55.1%	58.9%	51.5%	50.6%

Income per share – basic	$0.11	$0.14	$0.26	$0.23
Income per share – diluted	$0.11	$0.14	$0.26	$0.23

Adjusted income per share – basic (2)	$0.20	$0.19	$0.51	$0.36
Adjusted income per share – diluted (2)	$0.20	$0.19	$0.51	$0.36

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes screens and attendance associated with certain AMC Rave and Cinemark Rave theatres for all periods presented.
(2)

OIBDA, Adjusted OIBDA, Adjusted OIBDA margin and adjusted income per share are not financial measures calculated in accordance with GAAP in the United States.  See attached tables for the non-GAAP reconciliations.

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (“OIBDA”), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States.  OIBDA represents consolidated net income plus income tax expense, interest and other costs and depreciation and amortization expense.  Adjusted OIBDA excludes from OIBDA non-cash share based compensation costs, the merger termination fee and related merger costs and Chief Executive Officer transition costs.  Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue.  These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures.  The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, non-cash share based compensation programs, levels of mergers and acquisitions, CEO turnover, interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs, costs associated with the terminated merger with Screenvision, LLC (“Screenvision”), or costs associated with the resignation of the company’s Chief Executive Officer. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that consolidated net income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.

The following tables reconcile consolidated net income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	December 31, 2015	January 1, 2015	December 31, 2015	January 1, 2015
Consolidated net income	$33.7	$32.9	$63.7	$65.6
Income tax expense	11.5	5.7	17.8	9.9
Interest and other non-operating costs	16.3	19.3	66.5	76.2
Depreciation and amortization	8.0	8.2	32.2	32.4
OIBDA	$69.5	$66.1	$180.2	$184.1
Share-based compensation costs (1)	5.1	2.6	14.8	7.7
Merger-related costs (2)	—	3.8	34.3	7.5
CEO transition costs (3)	0.6	—	0.6	—
Adjusted OIBDA	$75.2	$72.5	$229.9	$199.3
Total revenue	$136.4	$123.1	$446.5	$394.0
Adjusted OIBDA margin	55.1%	58.9%	51.5%	50.6%

Adjusted OIBDA	$75.2	$72.5	$229.9	$199.3
Rave theatres integration payments	0.9	0.8	2.7	2.2
Adjusted OIBDA after integration payments	$76.1	$73.3	$232.6	$201.5

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.
(2)	Merger-related costs primarily include the merger termination fee and legal, accounting, advisory and other professional fees associated with the terminated merger with Screenvision.
(3)

Chief Executive Officer transition costs primarily include costs to compensate the Company’s Non-Employee Executive Chairman of the Board for additional duties during the transition period between the announcement of the former CEO’s resignation and the appointment of the Company’s new CEO.

Outlook (in millions)

	Quarter Ending March 31, 2016		Year Ending December 29, 2016
	NCM, Inc.		NCM, Inc.
	Low	High	Low	High
Consolidated net (loss) income	$(9.9)	$(7.0)	$98.4	$103.8
Income tax (benefit) expense	(2.8)	(2.3)	16.2	17.2
Interest and other non-operating costs	16.6	16.8	66.0	68.0
Depreciation and amortization	8.6	8.8	36.5	37.5
OIBDA	12.5	16.3	217.1	226.5
Share-based compensation costs (1)	4.9	5.0	17.9	18.4
CEO transition costs (2)	2.6	2.7	3.0	3.1
Adjusted OIBDA	$20.0	$24.0	$238.0	$248.0
Total revenue	$71.0	$75.0	$463.0	$473.0

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.
(2)	Chief Executive Officer transition costs represent severance, consulting and other costs.

Adjusted Net Income and Earnings per Share

Adjusted net income and earnings per share are not financial measures calculated in accordance with GAAP in the United States. Adjusted net income and earnings per share are calculated using reported net income and income per share and exclude the amortization of terminated derivatives, merger-related costs, CEO transition costs, Fathom Events non-operating costs and income tax reserves shown in the below table. These non-GAAP financial measures are used by management as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Adjusted net income should not be regarded as an alternative to net income and should not be regarded as an alternative to earnings per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and earnings per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income and income per share as reported to adjusted net income and earnings per share excluding the amortization of terminated derivatives, merger-related costs, CEO transition costs, Fathom Events non-operating costs and income tax reserves for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	December 31, 2015	January 1, 2015	December 31, 2015	January 1, 2015
Net income as reported	$6.6	$8.1	$15.4	$13.4

Amortization of terminated derivatives	—	2.4	1.6	10.0
Merger-related costs (1)	—	3.8	34.3	7.5
CEO transition costs (2)	0.6	—	0.6	—
Fathom Events non-operating expense	—	0.7	—	0.7
Reserve for uncertain tax positions (3)	4.9	—	4.9	—
Effect of noncontrolling interests (56.2%, 54.2%, 56.2% and 54.2%, respectively) (4)	(0.3)	(1.7)	(20.5)	(5.8)
Effect of provision for income taxes (38% effective rate)	(0.1)	(2.0)	(6.1)	(4.7)
Net effect of adjusting items	5.1	3.2	14.8	7.7
Net income excluding adjusting items	$11.7	$11.3	$30.2	$21.1

Weighted Average Shares Outstanding as reported
Basic	59,033,946	58,749,819	58,979,508	58,709,534
Diluted	59,963,655	59,041,545	59,589,299	59,005,320

Weighted Average Shares Outstanding as adjusted
Basic	59,033,946	58,749,819	58,979,508	58,709,534
Diluted	59,963,655	59,041,545	59,589,299	59,005,320

Basic income per share as reported	$0.11	$0.14	$0.26	$0.23
Net effect of adjusting items	0.09	0.05	0.25	0.13
Basic income per share excluding adjusting items	$0.20	$0.19	$0.51	$0.36

Diluted income per share as reported	$0.11	$0.14	$0.26	$0.23
Net effect of adjusting items	0.09	0.05	0.25	0.13
Diluted income per share excluding adjusting items	$0.20	$0.19	$0.51	$0.36

(1)	Merger-related costs primarily include the merger termination payment and legal, accounting, advisory and other professional fees associated with the terminated merger with Screenvision.
(2)

Chief Executive Officer transition costs primarily include costs to compensate the Company’s Non-Employee Executive Chairman of the Board for additional duties during the transition period between the announcement of the former CEO’s resignation and the appointment of the Company’s new CEO.

(3)

During the fourth quarter of 2015, NCM, Inc. established a contingency reserve for material, known tax exposures of $4.9 million, including accrued interest and penalties.  The reserve has no noncontrolling interest effect because it is only recorded at NCM, Inc.

(4)

The merger-related costs were recorded at NCM, Inc. in 2014 and at NCM LLC in 2015 because when the merger was terminated in March 2015, NCM LLC reimbursed NCM, Inc. for its costs incurred pursuant to an indemnification agreement.  Because the costs were recorded at NCM, Inc. in 2014 there is no noncontrolling interest effect calculated above because the expenses were not attributable to noncontrolling interests.  However, in 2015, the noncontrolling interest effect is calculated as the costs were recorded at NCM LLC.